PRESS RELEASE

Source: Ascent Assurance, Inc.

Corporate Contact:
      Cynthia B. Koenig
      Chief Financial Officer
      (817) 878-3732

FOR IMMEDIATE RELEASE:
May 8, 2003

ASCENT ASSURANCE REPORTS FIRST QUARTER RESULTS
AND ELECTION OF NEW DIRECTORS

FORT WORTH, Texas, May 8, 2003…Ascent Assurance, Inc. (AASR.OB) reported today net income of $189,000 for the first quarter of 2003 as compared to a net loss of ($359,000) for the first quarter of 2002. After deducting preferred stock dividends, the loss applicable to common stockholders was ($680,000) or ($0.10) per common share for the first quarter of 2003 as compared to ($1.1) million or ($0.18) per common share for the first quarter of 2002. Preferred stock dividends are payable through the issuance of additional shares of preferred stock or cash, at the Company’s option. Preferred stock dividends accrued during the first quarter of 2003 were paid through the issuance of 868 shares of preferred stock.

Total revenues were $31.4 million for the first quarter of 2003 as compared to $34.4 million for the corresponding 2002 period. Premium revenues decreased by $2.6 million or 9.1% for the first quarter of 2003 as compared to the corresponding prior year period while the benefits and claims to premium ratio improved by 4.3 percentage points to 68.2% for the first quarter of 2003 as compared to 72.5% for the corresponding 2002 period.

At the Company’s annual shareholders’ meeting held today, George R. Hornig and Alan H. Freudenstein were elected to the Board of Directors, filling vacancies created by the expiration of the terms of two prior directors. Both Mr. Hornig and Mr. Freudenstein are Managing Directors in the Private Equity Group of Credit Suisse First Boston, LLC, the Company’s largest common shareholder and only preferred shareholder.

Patrick J. Mitchell, Chairman and CEO, said: “We are pleased to welcome George Hornig and Alan Freudenstein to our Board of Directors. These talented executives will bring a new perspective and resources to the Company. Our net income for the quarter reflects continued improvement in our core insurance operations together with strengthening of our fee and service operations. We anticipate that the introduction of a new line of medical expense products in the third quarter will enhance new business sales leading to premium growth.”

Ascent Assurance, Inc. is an insurance holding company primarily engaged in the development, marketing, underwriting and administration of medical-surgical expense, supplemental health, life and disability insurance products to self-employed individuals and small business owners. Marketing is achieved primarily through the career agency force of its marketing subsidiary. The Company’s goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ascentassurance.com)

(Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company’s Form 10-K for the year ended December 31, 2002. Such factors include but are not limited to: any limitation imposed on the Company’s ability to control the impact of rising health care costs, especially prescription drugs, and rising medical service utilization rates through product and benefit design, underwriting criteria, premium rate increases, utilization management and negotiation of favorable provider contracts; the impact of changing health care trends on the Company’s ability to accurately estimate claim and settlement expense reserves; developments in health care reform and other regulatory issues, including the Health Insurance Portability and Accountability Act and increased privacy regulation, and changes in laws and regulations in key states where the Company operates; the Company’s ability to meet minimum regulatory capital requirements for its Insurance Subsidiaries; the ability of the Company to maintain adequate liquidity for its non-insurance subsidiary operations including financing of commission advances to agents; default by issuers of fixed maturity investments owned by the Company; and the loss of key management personnel.)

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000‘s omitted, except for per share amounts)

	Three Months Ended March 31,

	2003	2002

First-year premium	$5,386	$6,029
Renewal premium	20,923	22,905

Total premiums	26,309	28,934
Net investment income	1,680	2,022
Fee and service income	2,651	2,689
Other insurance revenues	617	676
Net realized gain on investments	109	51

Total revenue	31,366	34,372

Benefits and claims	17,946	20,976
Change in deferred acquisition costs	159	5
Commissions	3,235	3,629
General and administrative expenses	5,592	5,968
Fee and service operating expenses	2,677	2,530
Taxes, licenses and fees	959	1,022
Interest expense on notes payable	609	601

Total expenses	31,177	34,731
Income (loss) before income taxes	189	(359)
Federal income taxes	-	-

Net income (loss)	$189	$(359)
Preferred stock dividends	869	785

Loss applicable to common stockholders	$(680)	$(1,144)

Basic and diluted loss per common share	$(.10)	$(.18)

Weighted average shares outstanding:
Basic	6,527	6,500

Diluted	6,527	6,500

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(000‘s omitted)

	March 31, 2003 (unaudited)	December 31, 2002 (audited)

Assets
Investment assets	$109,272	$110,296
Cash	1,612	1,878
Accrued investment income	1,358	1,312
Deferred policy acquisition costs	22,387	22,546
Agent receivables, net	5,754	6,298
Property and equipment	3,367	3,806
Other assets	9,334	9,304

Total Assets	$153,084	$155,440

Liabilities and Equity
Policy liabilities	$89,703	$91,559
Notes payable	15,939	18,189
Other liabilities	10,820	9,535

Total Liabilities	116,462	119,283

Redeemable Convertible Preferred Stock	34,764	33,896
Stockholders' Equity	1,858	2,261

Total Liabilities and Equity	$153,084	$155,440